Exhibit 10.1

FIRST AMENDMENT TO BUSINESS PARK LEASE

This First Amendment to Business Park Lease (this “Amendment”) is made as of May 10, 2018 by and between Mittleman North Park, LLC, a Washington limited liability company (“Landlord”), and NLight, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.                                    Landlord’s predecessor in interest (Aspen Hinton, LLC) and Tenant (formerly known as nLight Photonics Corp.) executed that certain North Park Industrial Center Business Park Lease dated May 21, 2013 (the “Lease”). Pursuant to the Lease, Landlord leases to Tenant that certain space (the “Premises”) containing approximately 26,350 rentable square feet in Building D-1, Suite D-406 and Bays 1,2 & 3 of the building with the address of 5408 NE 88th St., Vancouver, WA 98665 (the “Building”). Capitalized terms used in this Amendment shall have the meanings given to them in the Lease, except as provided in this Amendment.

B.                                    Landlord and Tenant desire to, among other things, extend the term of the Lease in accordance with the terms and conditions set forth in this Amendment.

AGREEMENT

In consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, Landlord and Tenant agree as follows:

1.                                      Amendment of Lease.

A.                                    Extension of Lease Term. The Term of the Lease with respect to the Premises is extended for eighty-four months (the “Extension Term”) commencing on August 1, 2018 such that it shall expire July 31, 2025 (the “Extension Term Expiration Date”). Tenant accepts the Premises for the Extension Term in its “as is” condition and without any tenant improvement allowance.

B.                                    Base Monthly Rent. Tenant shall pay to Landlord Base Monthly Rent with respect to the Premises during the Extension Term in accordance with the following table:

Period	Existing Space Annual Base Rent	Existing Space Base Monthly Rent
8/1/18 – 7/31/19	$247,176.00	$20,598.00
8/1/19 – 7/31/20	$254,591.28	$21,215.94
8/1/20 – 7/31/21	$262,229.04	$21,852.42
8/1/21 – 7/31/22	$270,089.04	$22,507.99
8/1/22 – 7/31/23	$278,198.76	$23,183.23
8/1/23 – 7/31/24	$286,538.76	$23,878.73
8/1/24 – 7/31/25	$295,141.08	$24,595.09

C.                                                 Option to Extend. Landlord hereby grants Tenant the right to extend the Term of the Lease for one (1) additional period of five (5) years (such extended period is hereinafter referred to as the “Option Term”) on the same terms and conditions contained in the Lease, except that (i) Base Rent for the first year of the Option Term shall be as set forth hereinbelow with annual 3% increases in Base Rent on each anniversary of the commencement of the Option Term, (ii) no additional options to extend shall apply following the expiration of the Option Term, and (iii) Landlord shall have no obligation to make any improvements to the Premises or contribute any amounts therefor. Written notice of Tenant’s exercise of its option to extend (“Option to Extend”) the Term of this Lease for the Option Term must be given to Landlord no more than twelve (12) months and no less than nine (9) months prior to the date the Term of the Lease would otherwise expire. If Tenant is in default under this Lease, Tenant shall have no Option to Extend the Term of this Lease until such default is cured within the cure period set forth in this Lease for such default, if any; provided, that the period of time within which said Option to Extend may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise said Option to Extend because of a default. In the event Tenant validly exercises its Option to Extend the Term of this Lease as herein provided, Base Rent shall be adjusted as of the commencement date of the Option Term as follows (but in no event shall it be less than the Base Rent for the month immediately prior to the commencement of the Option Term):

(a)                                 Not later than six (6) months prior to the commencement of the Option Term, Landlord shall provide Tenant with Landlord’s determination of the fair market Base Rent for the Option Term (“Landlord’s Determination of Base Rent for Option Term”). Tenant shall provide notice to Landlord within ten (10) days after receipt of such notice from Landlord as to whether Tenant accepts Landlord’s Determination of Base Rent for Option Term. In the event Tenant does not agree to Landlord’s Determination of Base Rent for Option Term, Landlord and Tenant shall attempt to agree upon Base Rent for the Premises for the Option Term, such rent to be the fair market Base Rent installment of rent for the Premises for the Option Term, as defined in Subsection (c) below. If the parties are unable to agree upon the Base Rent for the Option Term by the date three (3) months prior to the commencement of the Option Term, then within ten (10) days thereafter each party, at its own cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years full-time commercial real estate appraisal experience in the area in which the Premises are located to appraise and set Base Rent for the Option Term. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set Base Rent for the Option Term. If each party shall have so appointed an appraiser, the two (2) appraisers shall meet promptly and attempt to set the Base Rent for the Option Term. If the two (2) appraisers are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser meeting the qualifications herein stated within ten (10) days after the last day the two (2) appraisers are given to set Base Rent. If the two (2) appraisers are unable to agree on the third appraiser within such ten (10) day period, either of the parties to this Lease, by giving five (5) days’ notice to the other party, may apply to the Arbitration Service of Portland for the selection of a third appraiser meeting the qualifications stated in this Section. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

(b)                                 The fair market Base Rent shall be fixed by the appraisers in accordance with the following procedures. Each party-appointed appraiser shall state, in writing, such appraiser’s determination of the fair market Base Rent supported by the reasons therefor and shall make counterpart copies for the other party-appointed appraiser and any neutral appraiser. The party-appointed appraisers shall arrange for a simultaneous exchange of their proposed fair market Base Rent determinations. The role of any neutral appraiser shall be to select whichever of the two (2) proposed determinations of fair market Base Rent most closely approximates the neutral appraiser’s own determination of fair market Base Rent. The neutral appraiser shall have no right to propose a middle ground or any modification of either of the two (2) proposed determinations of fair market Base Rent. The determination of fair market

Base Rent the neutral appraiser chooses as that most closely approximating the neutral appraiser’s determination of the fair market Base Rent shall constitute the decision of the appraisers and shall be final and binding upon the parties. The appraisers shall have no power to modify the provisions of this Lease.

(c)                                  For purposes of the appraisal, the term “fair market Base Rent” shall mean the price that a ready and willing tenant that is renewing its lease would pay, as of the Option Term commencement date, as a base rent to a ready and willing landlord of premises comparable to the Premises, in terms of size, quality and comparable term, in their then- improved state, in the Vancouver, Washington market.

(d)                                 Any neutral appraiser’s decision shall be made not later than thirty (30) days after the submission by the appraisers of their proposals with respect to the fair market Base Rent. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the neutral appraiser may for good cause allow reasonable extensions or delays, which shall not affect the validity of the award. Absent fraud, collusion or willful misconduct by the neutral appraiser, the award shall be final, and judgment may be entered in any court having jurisdiction thereof. The Option to Extend the Lease hereby granted is personal to the entity executing this Lease as tenant and is not transferable; in the event of any assignment or subletting under this Lease, the Option to Extend the Lease shall automatically terminate and shall thereafter be null and void.

D.                                                 Option Rights. Except for the option to extend the term of the Lease in Section 1C above, all option rights granted to Tenant, if any, contained in the Lease, including, without limitation, options to extend or renew the term of the Lease or to expand the Premises or to terminate the Lease, are hereby deleted and are of no force and effect.

E.                                                  Removal of Tenant’s Personal Property. Notwithstanding anything to the contrary contained in the Lease, all of Tenant’s personal property shall remain the property of Tenant, which shall include, without limitation: (i) all of the personal property listed on Schedule 1 of this Amendment; and (ii) any trade fixtures, furniture, equipment and other personal property installed in the Premises by Tenant that can be removed without material structural injury to the Premises.

F.                                                   Security Deposit. Upon execution of this Amendment by Landlord and Tenant, the Security Deposit will be increased to an amount equal to $24,595.09 (and Tenant shall deposit with Landlord $4,194.94 to so increase the amount of the Security Deposit from the current amount of $20,400.15).

G.                                                 Use. Section 1.d of the Lease shall be deemed to include “general office” as a permitted use of the Premises.

H.                                                Liability Insurance. The second sentence of Section 15(a)(1) is deleted and replaced with the following: “Such insurance shall have a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence with Three Million Dollars ($3,000,000) aggregate limit and excess umbrella liability insurance in the amount of Three Million Dollars ($3,000,000).

I.                                                          Expense Exclusions. Section 4(b) of the Lease is amended to provide that the following are excluded from “Expenses”: reserves; earthquake insurances deductibles in excess of $25,000; costs incurred in connection with the presence of any Hazardous Substances; any fee, profit, compensation retained or paid by Landlord or its affiliates for management and administration of the Project in excess of 4% of the gross rents payable under the Lease; and any tax or assessment expense or any increase therein in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term.

J.                                        Waiver of Subrogation. Section 15(c) of the Lease is amended to include the following additional language: “The parties hereto release each other and their respective agents, employees, successors, assignees and subtenants from all liability for damage to any property that is caused by or results from a risk which is actually insured against, or which is required to be insured against under this Lease, without regard to the negligence or willful misconduct of the entity so released. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waiver contained in this paragraph.”

2.                                      Tenant Representations. Tenant represents and warrants that:

A.                                                      Due Authorization. Tenant has full power and authority to enter into this Amendment without the consent of any other person or entity;

B.                                                      No Assignment.   Tenant has not assigned the Lease, or sublet the Premises;

C.                                                      No  Default.            Tenant  is  not  in  default  of  the  Lease  and  Tenant acknowledges that Landlord is not in default of the Lease;

D.                                                      Binding Effect. The Lease is binding on Tenant and is in full force and effect, and Tenant has no defenses to the enforcement of the Lease; and

E.                                                       Real Estate Brokers. Chris Elsenbach of JLL represents Tenant and Steven Klein and Peter Stalick of Kidder Mathews represent Landlord in the transactions contemplated by this Amendment. Each party represents that it has not had dealings with any real estate broker, finder, or other person with respect to this Amendment in any manner, except for the brokers identified herein. Tenant hereby agrees to indemnify, defend and hold Landlord harmless for, from and against all claims for any brokerage commissions, finder’s fees or similar payments by any person other than Tenant’s broker arising from Tenant’s acts and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs. Landlord hereby agrees to indemnify, defend and hold Tenant harmless for, from and against all claims for any brokerage commissions, finder’s fees or similar payments by any person arising from Landlord’s acts and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs. Landlord shall pay a leasing commission in accordance with a separate agreement between Landlord and Landlord’s broker and Tenant’s broker.

3.                                      General Provisions

A.                                                      Attorneys’ Fees. If a suit or an action is instituted in connection with any dispute arising out of this Amendment or the Lease or to enforce any rights hereunder or thereunder, the prevailing party shall be entitled to recover such amount as the court may adjudge reasonable as attorneys’ and paralegals’ fees incurred in connection with the preparation for and the participation in any legal proceedings (including, without limitation, any arbitration proceedings or court proceedings, whether at trial or on any appeal or review), in addition to all other costs or damages allowed.

B.                                                      Counterparts; Facsimile and Scanned Email Signatures. This Amendment may be executed in counterparts and when each party has signed and delivered at least one such executed counterpart to the other party, then each such counterpart shall be deemed an original, and, when taken together with the other signed counterpart, shall constitute one agreement which shall be binding upon and effective as to all signatory parties. Facsimile and scanned e-mail signatures shall operate as originals for all purposes under this Amendment.

C.                                                      Effect of Amendment. The Lease is unmodified except as expressly set forth in this Amendment. Except for the modifications to the Lease set forth in this Amendment, the Lease remains in full force and effect. To the extent any provision of the Lease conflicts with or is in any way inconsistent with this Amendment, the Lease is deemed to conform to the terms and provisions of this Amendment and the terms of this Amendment govern.

D.                                                      Binding Effect. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No amendment, modification or supplement to this Amendment shall be binding upon the parties unless in writing and executed by Landlord and Tenant.

E.                                                       Integration. The Lease, as modified by this Amendment contains the entire agreement and understanding of the parties with respect to the matters described herein, and supersedes all prior and contemporaneous agreements between them with respect to such matters.

F.                                                        Submission of Amendment. The submission of this Amendment for examination and negotiation does not constitute an offer to execute this Amendment by Landlord. This Amendment shall become effective and binding only upon execution and delivery hereof by Landlord and Tenant. No act or omission of any officer, employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof.

G.                                                      Required Approvals. Landlord represents to Tenant that: (i) Landlord has received the consent to this Amendment of the holders of all mortgages encumbering the Premises, and (ii) the Premises are not subject to a ground lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

TENANT:	NLight, Inc.,
a Delaware corporation

	By:	/s/ Kerry Hill

	Name:	Kerry Hill

	Title:	VP of Finance and Corporate Secretary

LANDLORD:	Mittleman North Park, LLC,
a Washington limited liability company

	By:	/s/ Miles R. Newmark
Miles R. Newmark, Manager

Schedule 1

To Mittleman North Park Lease, “First Amendment” May 10, 2018

Non-Exclusive List of Tenant Personal Property in Building D-1

per section E of above First Amendment

As of May 10, 2018

Item	Description
1.	Process Chilled Water Skid
2.	Brine Water Skid
3.	Chilled Water Skid
4.	Two Chillers
5.	Two Air Handlers
6.	Two Boiler Humidifiers
7.	Two Compressed Air Humidifiers
8.	CDA Compressor & Dryer
9.	Battery Backup interface
10.	Emergency Generator
11.	Fire Alarm Panel-
12.	Video /Burglar Alarm Panel
13.	Ethernet Switches
14.	Aux Electric Heaters
15.	Access Control System Controls
16.	PA System & Speakers
17.	HEPA Fan System
18.	LED lights
19	Gantry Crane
20.	Two Lift Stations
21.	HDTVs
22.	Kitchen Appliances